Exhibit 19

T H E
CANNABIST
COMPANY

INSIDER TRADING POLICY

Section 1 Purpose

As a publicly-traded company, The Cannabist Company Holdings Inc. (together with its subsidiaries and affiliates worldwide, the "Company", "The Cannabist Company" or "we") and its directors, officers, employees, and others are subject to legal restrictions relating to the treatment of undisclosed material information. In particular, trading or recommending or encouraging others to trade while in possession of undisclosed material information, or informing others of undisclosed material information, may be a violation of securities, corporate, and criminal laws (the "Applicable Laws").

The policies, procedures, and guidelines (collectively, the "policies") set out in this Insider Trading Policy (the "Policy") have been developed to protect the Company and those to whom this Policy applies and, in certain respects, may go beyond the requirements of Applicable Laws. Given the connection with the protection and dissemination of undisclosed material information, this Policy should be read in conjunction with and supplements the requirements set out in the Company's Disclosure Policy.

It is essential that everyone understand and comply with this Policy. If you are ever unsure of whether or not you are permitted to trade in the Company's securities or the securities of another public company, contact the Chief Financial Officer (CFO), the Compliance Officer (CO), or the General Counsel (GC) before you act.

Certain terms used in this Policy have very specific meanings and are explained further in Appendix "A" to this Policy.

Section 2 Scope

This Policy applies to all directors, officers, and greater than 10% shareholders ("Significant Shareholders") of the Company; all employees, consultants, and contractors of the Company who receive or have access to undisclosed material information (collectively "Insiders"); and any person who has received a "tip" from an Insider of the Company concerning undisclosed material information.

The trading restrictions in this Policy and under Applicable Laws, as well as the potential consequences for violation, will apply to your spouse, partner or other family members who reside with you, and anyone else who lives in your household if they gain access to undisclosed material information as well as family members who do not live in your household but whose securities transactions are directed by you or are subject to your influence or control and to trusts and other entities for which you make investment decisions.

This Policy also applies to all trading in any securities of the Company, including any of the Company's shares, securities convertible or exchangeable into shares or other securities of the Company, debt instruments, puts, calls, options, and any other rights or obligations to purchase or sell securities of the Company. It also applies to derivative securities relating to the Company's securities, whether or not issued by the Company, including any security, the market price of which varies materially with the market price of the securities of the Company. Any reference in this Policy to "trade," "trading," "securities," or other similar terms when used in reference to the Company's shares has such broader meaning.

It is important to understand that this Policy applies to all shares that you beneficially own and/or over which you have direct or indirect control or direction, which includes securities owned by others (such as family members) where you direct or influence their investment decisions.

Section 3 What is 'Material Information'?

"Material information" means, when used in relation to the Company's shares issued or proposed to be issued, a fact that would reasonably be expected to have a significant effect on the market price or value of the Company's shares. Material information also includes information that a reasonable investor would consider as important in reaching an investment decision. Either positive or negative information may be material.

A "material change" means: (i) a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the Company's shares; or (ii) a decision to implement such a change made by: (A) the directors of the Company; or (B) senior management of the Company who believe that confirmation of the decision by the directors is probable. As used in this Policy, "material information" includes material changes.

It is not possible to define all categories of material information; however, some examples of information (not intended to be an exhaustive list or a substitute for the exercise of judgment in making materiality determinations) that could be considered material include:

•operating and financial results;

•financial projections;

•business plans, strategies, or negotiations;

•proposed mergers, acquisitions, or joint ventures involving the Company or divestitures of significant assets or a subsidiary by the Company;

•changes in share ownership that may affect control of the Company;

•Board of Directors or senior management changes;

•public or private sales of the Company's securities;

•proposed or pending material financings;

•events of default under financing or other agreements;

•material transactions involving directors, officers, or principal shareholders of the Company;

•labor disputes or disputes with important suppliers;

•changes in the Company's auditors;

•pending or threatened litigation;

•decisions or recommendations regarding dividend payments or policies or other modifications to the rights of the Company's security holders; and

•changes in capital or corporate structure.

When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the CFO, CO, or GC before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Section 4 What is 'Undisclosed Material Information'?

Material information that has not yet been generally disclosed to the public is referred to as "undisclosed material information" or "material non-public information". Material information about the Company should be considered nonpublic or undisclosed unless there is certainty it has been publicly discussed. As a general rule, in order for material information to be considered "generally disclosed" to the public, it must be published and widely disseminated by way of a press release (making it generally available to investors) and sufficient time must have elapsed in order for the market to react to the information.

Generally, this means two (2) full trading days, unless otherwise advised by the GC, that the sufficient period is longer or shorter. The term "trading day" means a day on which the stock exchange(s) on which the Company's securities are traded are open for trading.

Section 5     Insider Trading and Tipping Restrictions

(a) Persons in a "special relationship" with the Company

You may come into possession of material information about the Company or other companies in the normal course of your work (such as news about financial results prior to public disclosure, financings, major projects, significant management changes, etc.). Under Applicable Laws, Significant Shareholders, directors, officers, employees, contractors, and consultants of the Company, among others, may be considered to be in a "special relationship" with the Company and, as a result, caught by the prohibitions against insider trading, tipping, and recommending described below. The concept of a special relationship with a public company is defined very broadly and extends to any person or company who falls within one of the categories summarized in Appendix "A". Importantly, it also captures a potentially infinite chain of persons who receive undisclosed material information about the Company from any person who is in a special relationship with the Company.

b. No trading on undisclosed material information

It is illegal and strictly prohibited by this Policy to directly or indirectly engage in any transaction involving a purchase or sale of the Company's shares at any time when you have knowledge of undisclosed material information. To do so would be "insider trading".

You may, from time to time, have to forego a proposed transaction in the Company's securities even if you planned to complete the transaction before learning of the undisclosed material information. Questions about whether material information is public or has been "generally disclosed", or has ceased to be material, should be directed to the CFO, CO, GC, the Disclosure Committee, or as otherwise designated under the Disclosure Policy.

c. No "tipping" or "recommending"

It is illegal and strictly prohibited by this Policy to disclose, other than in the necessary course of business, undisclosed material information relating to the Company to any other person (such as, but not limited to, family members, neighbors, friends, acquaintances, investment professionals, financial planners, family companies, or family trusts), or to make recommendations or encourage, other than in the necessary course of business, the purchase or sale of the Company's shares on the basis of undisclosed material information. To do so would be "tipping".

The question of whether a particular disclosure is being made in the "necessary course of business" is a mixed question of law and fact that must be determined on a case-by-case basis. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of "tipping" and will not be considered to be in the necessary course of business. Generally, you should refrain from making such disclosure unless you have been specifically advised by the CFO, the CO or the GC that that it is permitted.

Section 6 Restrictions on Short Selling and Other Speculative Trading

Investing in the Company's shares provides an opportunity to share in the Company's future growth and, accordingly, you are encouraged to make investments in the Company for the long-term. We strongly discourage active or speculative trading involving the Company's shares based on short-term fluctuations in the price of the shares or other market conditions. As a general guideline, you should acquire the Company's shares only if you intend to hold the securities for a period of at least six months.

Insiders are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the GC:

(a)Short-term trading. Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(b)Short sales. Insiders may not sell the Company's securities short;
(c)Options trading. Insiders may not buy or sell puts or calls or other derivative securities on the Company's securities;
(d)Trading on margin or pledging. Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(e)Hedging. Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Section 7 Trading Blackouts

The period beginning at the close of market at the end of each quarter and ending two trading days following the date of public disclosure of the financial results for that quarter (or fiscal year) (a"Blackout Period") is particularly sensitive, as directors and certain officers and other employees may often possess undisclosed material information about the expected financial results for the quarter and year end.

Accordingly, to ensure compliance with this Policy and Applicable Laws, all Insiders must refrain from any trading activities involving the Company's shares during the Blackout Periods confirmed and communicated annually in January by the CFO, CO, or GC.

The Company may from time to time impose additional non-scheduled Blackout Periods on account of the existence of or potential for undisclosed material information. In such event, Insiders will be advised of the start and end of the non-scheduled Blackout Period, during which time they are prohibited from trading in the Company's shares, as well as from disclosing to others the facts giving rise to or the existence of a non-scheduled Blackout Period.

Even in the absence of a Blackout Period, any person possessing undisclosed material information about the Company should not engage in any transactions in the Company's shares until after two (2) trading days have elapsed from the public disclosure of such information.

For the purposes of this policy, "Insiders" include all "reporting insiders" (as discussed below) and all other officers or employees who are specifically designated as Insiders for the purposes of this Policy from time to time.

These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under applicable securities laws (including Section 175(2)(a) of the Securities Act (Ontario) and Rule 10b5-1 under the United States' Securities Exchange Act of 1934) that have been approved in advance by the GC.

Section 8 Pre-clearance of Trades

Before initiating any trade in the Company's shares, any Insider must obtain pre-clearance from the CFO or GC, or if not available, the CO, whether or not a Blackout Period is in effect. Each proposed transaction will be evaluated to determine if it raises potential insider trading or other concerns under Applicable Laws. Clearance of a transaction is only valid for a two (2) business day period, unless earlier revoked. If the transaction order is not completed within that 48-hour period, approval of the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the approval.

Section 9 Insider Reporting Requirements

Under Applicable Laws, certain "insiders" of the Company who are deemed "reporting insiders" are required to comply with insider reporting requirements and to report their activities in respect of the Company's shares. Reporting Insiders include all directors of the Company as well as certain executive officers and other employees who have routine access to undisclosed material information and the ability, directly or indirectly, to exercise influence over the business, operations, affairs, capital, or development of the Company. Designation as a reporting insider may change over time and the Company will advise you if you are considered a reporting insider.

Reporting insiders are required to file an initial insider trading report within ten (10) calendar days of first becoming a reporting insider, disclosing any direct or indirect beneficial ownership of or control or direction over a share of the Company, and interest in, or right or obligation associated with, a related financial instrument involving a share of the Company. Reporting insiders are also required to file an insider trading report within five (5) days (for Canada) and two (2) business days (for U.S.) of the date of any change in such direct or indirect beneficial ownership or control or direction, or such interest, right or obligation. Insider reports are filed with securities regulators electronically through the System for Electronic Disclosure by Insiders (SEDI) at www.sedi.ca (for Canada) and through the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) at www.edgarfiling.sec.gov (for U.S.).

Reporting insiders (not The Cannabist Company) are personally and legally responsible for ensuring the accurate and timely disclosure of their trading activities. However, the GC or VP of Investor Relations are available to assist you in the preparation and filing of insider trading reports and, where such assistance is requested, reporting insiders must provide the GC or VP of Investor Relations with all required information to allow for timely submission of reports.

Reporting insiders who file their own reports are asked to provide a copy to the GC or VP of Investor Relations so that the Company's records may be updated.

Consequences of contravening insider reporting requirements include the imposition of late filing fees, being identified as a late filer on public databases maintained by securities regulators, the issuance of cease trade orders or, in appropriate circumstances, enforcement proceedings.

Section 10 Trading in Securities of Other Companies

This Policy is not restricted to information affecting the Company and its shares. You may obtain material information about other companies in the course of your work for the Company. As such, this Policy and the guidelines set out also apply to undisclosed material information about other companies or entities with which we do business, including but not limited to joint venture partners, service providers, customers, partners, vendors, and suppliers of the Company. This also includes a potential take-over bid, merger, or acquisition candidates (collectively, "business counterparties"), when that information is obtained in the course of employment with, or providing services to, or on behalf of, the Company.

Criminal and civil penalties and termination of your relationship with the Company may result from trading in the securities of, or tipping in relation to, any business counterparty when in possession of undisclosed material information about that business counterparty. Undisclosed material information about the Company's business counterparties should be treated in the same way and with the same care as information related directly to the Company.

Section 11 Policy Awareness and Consequences for Violation

A final copy of this Policy will be reviewed and acknowledged annually by affected directors, officers, employees, and others. Any amendments made to it from time to time will be made available either directly or by posting a revised policy to all affected directors, officers, employees and others for review and acknowledgement.

Insider trading or tipping are serious offenses, and the consequences can be severe. Those who violate this Policy will be subject to disciplinary action by the Company, including possible termination of their relationship with the Company. This is in addition to facing significant fines and penalties and/or imprisonment. Under Applicable Laws, penalties for violations of insider trading laws can include fines of up to $5 million or triple any profit made or loss avoided, whichever is greater, as well as imprisonment for up to 5 years in Canada and 20 years in the U.S.

Insiders may also be liable for improper transactions by any person to whom they have disclosed undisclosed material information regarding the Company or to whom they have made recommendations or expressed opinions based on such information (commonly referred to as a "tippee"). Large penalties have been imposed even when the disclosing person did not profit from the trading.

Section 12 Review of the Policy and Waivers

The Company will review this Policy periodically to ensure it continues to comply with Applicable Laws and good corporate governance practices.

The Company may, from time to time, permit departures from this Policy, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders of the Company or other liability whatsoever to any other person.

Section 13 Questions

If you have questions about general insider trading matters or your responsibilities under this Policy, please contact the CFO, CO, or GC or email corporatecompliance@cannabistcompany.com.

Adopted: Amended:

April 26, 2019.
November 15, 2021
January 4, 2024 (Updated only as to Company name change)

RELATED DOCUMENTS
Disclosure Policy

Appendix "A"

PERSONS IN A SPECIAL RELATIONSHIP WITH THE CANNABIST COMPANY

Under Applicable Laws, persons in a "special relationship" with The Cannabist Company include:

(a)all directors, officers, and employees of The Cannabist Company;

(b)all directors, officers, and employees of any subsidiary of The Cannabist Company;

(c)any person or company who beneficially owns, controls, or directs more than 10% of the common shares of The Cannabist Company;

(d)every director or officer of a company referred to in (c) and every director, officer, or employee of any company that holds more than 50% of the common shares of the The Cannabist Company;

(e)a person or company that is: (i) considering or evaluating whether or proposing to make a takeover bid for the shares of The Cannabist Company; or (ii) considering or evaluating whether or proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with The Cannabist Company; or (iii) considering or evaluating whether or proposing to acquire a substantial portion of The Cannabist Company property; (each of (i}, (ii), or (iii) is herein referred to as a "Merger Partner"), and every director, officer, or employee of a Merger Partner and any person who beneficially owns, controls, or directs more than 10% of the voting shares of the Merger Partner;

(f)a person or company (for example, consultants, advisers, contractors) that is engaging in or considering or evaluating whether or proposing to engage in any business or professional activity with or on behalf of The Cannabist Company or a Merger Partner, and every director, officer, or employee thereof;

(g)a person or company that learns of undisclosed material information while the person or company was any of the persons or companies described in (a) through (f) above; and

(h)a person or company that learns of undisclosed material information with respect to The Cannabist Company (a "tippee") from any other person or company in a special relationship with The Cannabist Company (a "tipper") where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with The Cannabist Company. This includes a "tippee" who is tipped by a previous "tippee". The significance of clause (h) is that it creates an indefinite chain so that any person who either trades on or discloses undisclosed material information acquired directly or indirectly from someone "on the inside" will be subject to the criminal and/or civil liabilities described in this Insider Trading Policy.

ACKNOWLEDGEMENT

I acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of The Cannabist Company. I also understand and agree that I will be subject to sanctions, including termination of employment and damages, that may be imposed by The Cannabist Company, in its sole discretion, for violation of the Insider Trading Policy.

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